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                                                                    EXHIBIT 99.1


                       [ENERGY VENTURES, INC. LETTERHEAD]

For Immediate Release


EVI ACQUIRES PRIDECO

         July 3, 1995, Houston, Texas -- Energy Ventures, Inc. (NYSE--EVI) completed the previously announced acquisition of Prideco, Inc., a manufacturer and marketer of drill pipe, heavyweights and drill collars. The transaction closed on June 30, 1995, with EVI issuing approximately 2.25 million shares of its common stock to the previous owners of Prideco and assuming approximately $5 million of Prideco debt.

         The operations of Prideco will be combined with Grant TFW, EVI's tubular subsidiary. The combined entity, which will be known as Grant Prideco, is the world's largest manufacturer and supplier of drill pipe as well as being one of the largest North American manufacturers of premium tubulars. Grant Prideco had combined revenues of approximately $75 million for the six months ended June 30, 1995 and total assets in excess of $150 million. The combination is expected to result in substantial cost savings.

         EVI is an international oilfield service and equipment company with manufacturing and rig operations in nine countries. The Company manufactures artificial lift & completion systems, drill pipe and premium tubulars and provides rig contracting services.

Contact:
James G. Kiley
Vice President, Finance
and Treasurer
(713) 297-8440

      5 POST OAK PARK, SUITE 1760 HOUSTON, TEXAS 77027-3415 (713) 297-8400
                              FAX: (713) 297-8488